Exhibit 10.15

RESTRICTED STOCK UNIT AWARD

TERMS AND CONDITIONS

UNDER

KRISPY KREME HOLDINGS, INC.

LONG-TERM INCENTIVE PLAN

This instrument (the “Terms and Conditions”) evidences the grant effective on [•] (the “Grant Date”) of an award of Restricted Stock Units (the “Restricted Stock Units”) by Krispy Kreme Holdings, Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan (the “Plan”).

1.

Restricted Stock Unit Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date, you are hereby granted [•] Restricted Stock Units. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.

2.	Vesting Period.

(a)

In General. The Restricted Stock Units shall vest as follows provided that you have remained in continuous Service through each such date: sixty percent (60%) of the Restricted Stock Units shall vest on the third anniversary of the Grant Date; twenty percent (20%) of the Restricted Stock Units shall vest on the fourth anniversary of the Grant Date; and (20%) of the Restricted Stock Units shall vest on the fifth anniversary of the Grant Date. Notwithstanding anything in these Terms and Conditions or the Plan to the contrary, in the event the Shares do not become Publicly Traded prior to the second anniversary of the Grant Date, the Restricted Stock Units granted hereunder shall be cancelled without consideration as of immediately prior to such second anniversary of the Grant Date.

(b)

Death or Disability. If, following the date on which the Shares become Publicly Traded but before the Restricted Stock Units have otherwise become vested, your Service terminates by reason of death or Disability, then the Restricted Stock Units shall vest in full as of the date of such termination.

(c)

Retirement. If, following the date on which the Shares become Publicly Traded but before the Restricted Stock Units have otherwise become vested, your Service terminates by reason of Retirement, then the Restricted Stock Units shall (i) immediately become vested with respect to the Applicable Fraction of the Restricted Stock Units, and (ii) be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. For purposes of applying the Applicable Fraction to the Restricted Stock Units under this Section 2(c), the numerator shall be the number of full months elapsed between the applicable Grant Date and the date of your termination, and the denominator shall be sixty (60).

(d)

Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall continue in effect or shall become vested and payable, in either case, as provided in, and subject to the conditions of, Section 4.

(e)

Additional Forfeiture. Notwithstanding the foregoing, if at any time prior to May 1, 2026 you cease to hold, at a minimum, ________ Shares, (which is equal to the number of shares subject to your initial investment of the Company, which amount may be subject to adjustment, including for the avoidance of doubt, stock splits involving Shares of the Company, in accordance with Section 4.3 of the Company’s Executive Ownership Plan, as amended and restated from time to time), then any RSUs that are unvested as of the date you cease to comply with such minimum holding requirements shall automatically and immediately terminate without consideration.

3.	Settlement of Restricted Stock Units.

(a)

Timing of Settlement. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units have become vested.

(b)

Withholding Obligation. Upon settlement of any Restricted Stock Units, any applicable Withholding Tax must be satisfied either (i) by you paying the amount of required Withholding Tax to the Company in cash, (ii) by you delivering to the Company that number of whole Matured Shares having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) from the Shares issuable in respect of the Restricted Stock Units or (iv) by a combination of the foregoing. If you elect not to satisfy the Withholding Tax using Shares in settlement of the Restricted Stock Units, but do not otherwise satisfy the amount of required Withholding Tax by delivery of cash or Matured Shares to the Company, the Company will withhold from the Shares to be delivered the minimum amount of funds required to cover any Withholding Tax required to be withheld by the Company by reason of such settlement.

4.	Change in Control.

(a)

Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason, in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and payable in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(d) hereof). In addition, any such Alternative Award granted to you must:

(i)

provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Award, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Award that provide for accelerated vesting); and

(ii)	have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)

Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Restricted Stock Units that are then still outstanding shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to you) to the extent permissible under Section 409A without imposition of additional taxes and penalties.

(c)

Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 4, if you are or will become eligible for Retirement prior to the date that the Restricted Stock Units would otherwise vest in accordance with the terms hereof (“Retirement Eligible Units”), such Restricted Stock Units shall not become payable at the time specified under the provisions of Section 4(a) or 4(b). Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan or these Terms and Conditions (including Section 4(a) or 4(b)), such Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code.

(d)	Provisions Related to Golden Parachute Excise Tax.

(i)

Change in Control When the Shares are Not Publicly Traded. Notwithstanding anything to the contrary contained in these Terms and Conditions, to the extent that, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 4(d)(i) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to the Section 4(d)(i) shall be reversed, and the subject amount shall be payable to you without regard to this Section 4(d).

(ii)

Change in Control When the Shares are Publicly Traded. If upon a Change in Control occurring at any time that the Shares are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the Safe Harbor Amount.

(iii)

Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you with the later possible payment or vesting date being reduced or eliminated before a payment or benefit with an earlier payment or vesting date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits otherwise due or payable to you.

5.

Nontransferability of Restricted Stock Units. The Restricted Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Stock Units shall be available during your lifetime only to you or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.

6.

No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.

Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company or any of its affiliates to discharge you or to deal with you regardless of the existence of the Plan, these Terms and Conditions or the Restricted Stock Units.

8.

Participant to Have No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder by reason of this award of Restricted Stock Units.

9.

Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Unit award have become vested (including, but not limited to, following the date of your termination of Service), this Restricted Stock Unit award and any Shares issued in respect of such Restricted Stock Unit award shall continue to be subject to the terms of the Plan and these Terms and Conditions.

10.	Securities Law Requirements.

(a)

If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)

In addition the transfer restrictions and limitations applicable under Section 5, no Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

11.

Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Krispy Kreme Holdings, Inc.

c/o Krispy Kreme Doughnut Corporation

370 Knollwood Street

Winston Salem, NC 27103

Attn: Lisa Brown

Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 11 by giving such other party written notice of such change, in accordance with the procedures described above.

12.

Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

13.

Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

14.

Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

15.

Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.

16.

Entire Agreement. These Terms and Conditions, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

17.

Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

18.

Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to these Terms and Conditions or any other arrangement between you and the Company during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). All payments under these Terms and Conditions shall be considered to be separate payments for purposes of Section 409A. The Company makes no representation that any or all of the payments described in these Terms and Conditions will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. You will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

19.

Data Protection. By accepting the award of Restricted Stock Units, you hereby agree to permit the Company and its affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Restricted Stock Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company and its affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company and its affiliates, the Committee and the Parent Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Parent Board involves in the administration of the Plan. Each of the Company and its affiliates will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct their Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.

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KRISPY KREME HOLDINGS, INC.

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